Exhibit 21.1

Principal Subsidiaries and Consolidated Affiliated Entities of the Registrant

Subsidiaries	Jurisdiction of incorporation or organization
TRX Hongkong Investment Limited	Hong Kong
Beijing Tianruixiang Management Consulting Co., Ltd	PRC

VIE
Zhejiang Tianruixiang Insurance Broker Co., Ltd	PRC

VIE’s Subsidiaries
Need Bao (Beijing) Network Technology Co., Ltd	PRC
Tianyi Duowen (Beijing) Network Technology Co., Ltd	PRC
Huoerguosi Hechentonguang Consulting Service Co. Ltd	PRC
Hebei Hengbang Insurance Co., Ltd	PRC